Exhibit 10(y)
Description of Chairman/CEO Retirement Policy
For 3 years following the date of retirement, a retiring management Chairman of the Board or CEO of Wells Fargo & Company may be provided with office space, an administrative assistant, and part-time driver at the Company’s expense. These services will be provided with the agreement of the Board of Directors or the Human Resources Committee of the Board and the retiree on the condition that the retiree continues to be available for consultation with management and to represent Wells Fargo with customers, the community, and team members during this period. At the end of the 3 years, if the retiree is still considered to be effective and is spending a reasonable amount of time representing Wells Fargo with customers, the community, and team members, then, with the recommendation of the Company’s current CEO and approval by the Human Resources Committee, these services may be extended for a maximum of an additional two years.